Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 6, 2023

The Connecticut Light and Power Company

doing business as Eversource Energy

107 Selden Street

Berlin, CT 06037

Re: Registration Statement on Form S-3ASR (File No. 333-264278-03)

Ladies and Gentlemen:

We have acted as counsel to The Connecticut Light and Power Company, doing business as Eversource Energy, a corporation organized under the laws of Connecticut (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of its 4.90% First and Refunding Mortgage Bonds, 2023 Series B, due 2033 (the “Bonds”) pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Bonds are being issued under an Indenture of Mortgage and Deed of Trust between, dated as of May 1, 1921, as amended and supplemented, including as amended and restated as of April 7, 2005 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Company (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture.

The opinions expressed herein are limited to matters governed by the laws of the State of New York.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Bonds have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Bonds will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The Connecticut Light and Power Company

doing business as Eversource Energy      - 2 -

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP